Exhibit 99.1

CONTACTS:
Richard Leland Investor Relations 561-438-3796 Richard.Leland@officedepot.com	Danny Jovic Media Relations 561-438-1594 Danny.Jovic@officedepot.com

Office Depot Announces First Quarter 2018 Results

Q1 2018 Reported Sales of $2.8 Billion

Services Revenue Increases to 14% of Reported Sales

Business Solutions Division (BSD) Returns to Growth

Q1 2018 Operating Income of $77 Million

Q1 2018 Operating Cash Flow of $207 Million

Increases Full-Year Outlook for 2018

Boca Raton, Fla., May 9, 2018 — Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading omni-channel provider of business services and supplies, products and technology solutions, today announced results for the first quarter ended March 31, 2018.

Consolidated (in millions, except per share amounts)	1Q18	1Q17
Selected GAAP measures:
Sales	$2,830	$2,676
Sales change from prior year period	6%
Operating income	$77	$124
Operating income margin	2.7%	4.6%
Net income from continuing operations	$33	$74
Earnings per share from continuing operations	$0.06	$0.14
Operating Cash Flow (1)	$207	$88
Selected Non-GAAP measures: (2)
Adjusted operating income	$93	$148
Adjusted operating income margin	3.3%	5.5%
Adjusted net income from continuing operations	$45	$88
Adjusted net earnings per share from continuing operations (most dilutive)	$0.08	$0.16
Free Cash Flow (1) (3)	$170	$58

(1)	Both operating cash flow and Free Cash Flow are for continuing operations
(2)	Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.
(3)	As used throughout this release, Free Cash Flow is defined as cash flows from operating activities of continuing operations less capital expenditures.

“I am extremely pleased that we continue to see positive momentum in our core businesses and delivered financial results in the first quarter which, although lower than the prior year, exceeded our recent outlook,” said Gerry Smith, chief executive officer of Office Depot. “We achieved a major milestone this quarter with the Business Solutions Division reporting positive sales growth for the first time since 2012. This is largely driven by our focus on growing the customer base with our demand generation efforts and successfully expanding our offerings beyond office products. When combined with CompuCom, these business-to-business (B2B) focused divisions represent nearly 60% of total sales. I’m also pleased that our continued focus on working capital management allowed us to generate strong cash flows in the quarter, which further strengthens our liquidity and provides additional capital to strengthen our operations and invest in growth initiatives.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter of 2018 were $2.8 billion compared to $2.7 billion in the first quarter of 2017, an increase of 6%. As a result of the CompuCom acquisition and focus on growing services revenue, the Company has enhanced its disclosure to report the breakdown between product sales and service revenues. Office Depot’s service revenues now make up approximately 14% of the Company’s total sales.

Sales Breakdown (in millions)	1Q18	1Q17
Product sales	$2,423	$2,460
Sales change from prior year	(2)%
Service revenues	$407	$216
Sales change from prior year	88%
Total sales	$2,830	$2,676

In the first quarter of 2018, Office Depot reported operating income of $77 million and net income from continuing operations was $33 million, or $0.06 per share, compared to operating income of $124 million, net income from continuing operations of $74 million and $0.14 per share in the first quarter of 2017. The decrease was primarily due to lower gross margins from store and supply chain cost deleverage as well as higher selling, general and administrative expenses.

Adjusted (non-GAAP) Results (2)

Adjusted results for the first quarter of 2018 exclude charges and credits totaling $17 million, which were comprised of $12 million in merger, acquisition and integration-related expenses and $5 million in restructuring charges, as well as the after-tax impact of these items. Accordingly,

•	First quarter 2018 adjusted operating income was $93 million compared to an adjusted operating income of $148 million in the first quarter of 2017. These amounts include a negative impact for the recent change in pension accounting standards of $2 million in the first quarter of 2018 and $3 million in the first quarter of 2017.

•	First quarter 2018 adjusted net income from continuing operations was $45 million, or $0.08 per diluted share, compared to an adjusted net income from continuing operations of $88 million, or $0.16 per diluted share, in the first quarter of 2017.

(2)	Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

First Quarter Division Results

Business Solutions Division

Business Solutions Division reported sales were $1.3 billion in the first quarter of 2018, up 1% compared to the first quarter of 2017. This is a quarterly sequential improvement of approximately 400 basis points and returns the division to positive sales growth. The favorable sales performance was primarily driven by growth initiatives in adjacency categories, online sales and acquisitions.

Business Solutions Division (in millions)	1Q18	1Q17
Sales	$1,328	$1,315
Sales change from prior year	1%
Division operating income	$55	$58
Division operating income margin	4.1%	4.4%

Business Solutions Division operating income was $55 million in the first quarter of 2018 compared to $58 million in the first quarter of 2017. The decrease in operating income versus the prior year was primarily driven by conversion costs associated with the final customer migrations from the legacy OfficeMax platform that was completed during the quarter, as well as additional marketing investments related to the Company’s online demand generation strategy.

Retail Division

Retail Division reported sales were $1.2 billion in the first quarter of 2018. Planned store closures and an approximately $30 million negative impact to revenue resulting from the adoption of the new revenue recognition standard contributed to the decline. Comparable sales declined 4% versus the prior year primarily driven by fewer transactions and lower average order values.

Retail Division (in millions)	1Q18	1Q17
Sales	$1,244	$1,358
Comparable store sales change from prior year	(4)%
Division operating income	$72	$112
Division operating income margin	5.8%	8.2%

Retail Division operating income was $72 million in the first quarter of 2018, compared to $112 million in the first quarter of 2017. The decline in operating income versus the prior year was primarily due to the negative flow-through impact from lower sales, including store closures, as well as higher marketing and advertising investments during the quarter to drive future store traffic.

During the first quarter of 2018, the Company closed 2 stores and ended the quarter with a total of 1,376 stores in the Retail Division.

CompuCom Division

CompuCom Division results are only included in total Company results for the first quarter of 2018, as this business was not part of Office Depot in the prior year period. However, unaudited adjusted historical results for the first quarter of 2017 have been presented for reference. Accordingly, CompuCom Division reported sales were $257 million in the first quarter of 2018, flat versus sales of $259 million in the prior year historical period.

CompuCom Division (in millions)	1Q18	1Q17 Historical (4)
Sales	$257	$259
Sales change from prior year	(1)%
Division operating income	$5	$6
Division operating income margin	2.0%	2.3%

CompuCom Division operating income was $5 million in the first quarter of 2018 versus historical operating income of $6 million in the first quarter of 2017. Operating income was down versus the prior year primarily due to investments to support growth initiatives and incremental depreciation and amortization expense, partially offset by cost reductions and efficiencies.

(4)	The CompuCom unaudited adjusted historical results for the first quarter of 2017 reflect information prepared prior to our acquisition and have not been subject to audit or the Company’s internal control processes. Results have been adjusted for historical restructuring and acquisition costs and have been presented for reference purposes only. The results for 2017 may not be comparable to current year results nor indicative of the results of future operations of the CompuCom Division or the results that would have been attained had the acquisition been completed on January 1, 2017.

Corporate and Other

Corporate includes support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses increased to $38 million in the first quarter of 2018 compared to $25 million in the first quarter of 2017 primarily due to costs associated with growth initiatives and compensation expenses.

The Company’s retained sourcing and trading operations in Asia, reported as an “Other” segment, contributed $1 million in sales for the first quarter of 2018 with no material contribution to operating income.

As previously announced, during the first quarter Office Depot successfully completed the sale of its business in Australia on February 5, 2018. In addition, the Company recently closed on the sale of its business in New Zealand on May 4, 2018, which will be reflected in the second quarter results. Sale of the combined businesses provided approximately $102 million of incremental cash to continuing operations. With these two transactions finalized, the Company has fully completed the International divestiture plan to fully focus on the transformational growth opportunities available in North America.

Balance Sheet and Cash Flow

As of March 31, 2018, Office Depot had total available liquidity of approximately $1.6 billion consisting of $0.7 billion in cash and cash equivalents and approximately $0.9 billion available under the Amended and Restated Credit Agreement. Total debt was $1.0 billion, excluding $770 million of non-recourse debt related to the credit-enhanced timber installment notes.

For the first quarter of 2018, cash provided by operating activities of continuing operations was $207 million, including the impact of $12 million in OfficeMax merger–related costs, $10 million in acquisition and integration-related costs and $5 million in restructuring costs, versus $88 million in the first quarter of the prior year. The increase is primarily due to $176 million in working capital improvements, largely from improved vendor payment terms, inventory reductions and lower incentive compensation payouts. Capital expenditures in the quarter were $37 million. Accordingly, Free Cash Flow of continuing operations was $170 million in the first quarter of 2018.

During the first quarter of 2018, the Company paid a quarterly cash dividend of $0.025 per share on March 15, 2018 for approximately $14 million and made a $19 million scheduled debt repayment on the 2022 Term Loan.

Outlook (5)

“I am encouraged by the progress we’ve made so far this year to strengthen our core businesses and expand the service and subscription offerings to our B2B and business-minded customers,” said Gerry Smith. “Our strategic growth initiatives are gaining traction and we expect to continue building momentum throughout the year on this transformation journey to deliver long-term, sustainable growth.”

Due to the favorable results achieved in the first quarter of 2018, the Company is increasing its 2018 full-year outlook for sales, adjusted operating income and free cash flow.

2018 Full-Year Outlook (5)	Prior Outlook	Change	Updated Outlook
Sales	~ $10.6 billion	+ $200 million	~ $10.8 billion
Adjusted Operating Income	~ $350 million	+ $10 million	~ $360 million
Free Cash Flow	~ $325 million	+ $25 million	~ $350 million

Additional details on the updated 2018 outlook, as well as the Company’s long-term strategic direction, operating initiatives and capital allocation priorities will be provided at the Investor Day to be held on May 16, 2018 at the Mandarin Oriental hotel in New York City. A live webcast of the event will also be available on the Office Depot Investor Relations website at investor.officedepot.com. The broadcast will remain available on the website for 90 days.

(5)	The Company’s outlook for 2018 included in this release is for continuing operations only and includes non-GAAP measures, such as adjusted operating income, which excludes charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions through its fully integrated omni-channel platform of approximately 1,400 stores, online presence, and dedicated sales professionals and technicians to small, medium and enterprise businesses. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2018 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will result in the benefits anticipated; the risk that Office Depot may not be able to realize the anticipated benefits of the CompuCom transaction due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; impact of weather events on Office Depot’s business; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from the disposition of the international operations; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers or terms with the Company’s suppliers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws, tariffs and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 31, 2018	April 1, 2017
Sales:
Products	$2,423	$2,460
Services	407	216

Total Sales	2,830	2,676
Cost of goods sold and occupancy costs:
Products	1,891	1,878
Services	272	123

Total Cost of goods sold and occupancy costs	2,163	2,001

Gross profit	667	675
Selling, general and administrative expenses	573	531
Merger and restructuring expenses, net	17	20

Operating income	77	124
Other income (expense):
Interest income	6	6
Interest expense	(29)	(13)
Other income, net	1	4

Income from continuing operations before income taxes	55	121
Income tax expense	22	47

Net income from continuing operations	33	74
Discontinued operations, net of tax	8	42

Net income	$41	$116

Basic earnings per common share
Continuing operations	$0.06	$0.14
Discontinued operations	0.01	0.08

Net basic earnings per common share	$0.07	$0.22

Diluted earnings per common share
Continuing operations	$0.06	$0.14
Discontinued operations	0.01	0.08

Net diluted earnings per common share	$0.07	$0.22

Dividends per common share	$0.025	$0.025

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	March 31, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$737	$622
Receivables, net	942	931
Inventories	1,033	1,093
Prepaid expenses and other current assets	118	86
Current assets of discontinued operations	98	139

Total current assets	2,928	2,871
Property and equipment, net	713	725
Goodwill	882	851
Other intangible assets, net	448	448
Timber notes receivable	858	863
Deferred income taxes	295	305
Other assets	266	260

Total assets	$6,390	$6,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$969	$892
Accrued expenses and other current liabilities	1,011	986
Income taxes payable	6	5
Short-term borrowings and current maturities of long-term debt	93	96
Current liabilities of discontinued operations	27	67

Total current liabilities	2,106	2,046
Deferred income taxes and other long-term liabilities	331	336
Pension and postretirement obligations, net	90	91
Long-term debt, net of current maturities	918	936
Non-recourse debt	770	776

Total liabilities	4,215	4,185

Commitments and contingencies
Redeemable noncontrolling interest	18	18
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued shares — 614,216,218 at March 31, 2018 and 610,353,994 at December 30, 2017	6	6
Additional paid-in capital	2,697	2,711
Accumulated other comprehensive loss	(64)	(78)
Accumulated deficit	(236)	(273)
Treasury stock, at cost — 56,369,637 shares at March 31, 2018 and December 30, 2017	(246)	(246)

Total stockholders’ equity	2,157	2,120

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$6,390	$6,323

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	March 31, 2018	April 1, 2017
Cash flows from operating activities of continuing operations:
Net income	$41	$116
Income from discontinued operations, net of tax	8	42

Net income from continuing operations	33	74
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51	40
Charges for losses on inventories and receivables	14	18
Compensation expense for share-based payments	4	11
Deferred income taxes and deferred tax asset valuation allowances	19	35
Changes in working capital and other	86	(90)

Net cash provided by operating activities of continuing operations	207	88

Cash flows from investing activities of continuing operations:
Capital expenditures	(37)	(30)
Businesses acquired, net of cash acquired	(30)	—
Proceeds from disposition of assets and other	1	8

Net cash used in investing activities of continuing operations	(66)	(22)

Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(25)	(6)
Debt related fees	(1)	—
Cash dividends on common stock	(14)	(13)
Share purchases for taxes, net of proceeds from employee share-based transactions	(3)	(9)
Repurchase of common stock for treasury	—	(10)
Other financing activities	2	—

Net cash used in financing activities of continuing operations	(41)	(38)

Cash flows from discontinued operations:
Operating activities of discontinued operations	10	14
Investing activities of discontinued operations	30	(49)

Net cash provided by (used in) discontinued operations	40	(35)

Effect of exchange rate changes on cash and cash equivalents	(2)	2
Net increase (decrease) in cash and cash equivalents	138	(5)
Cash, cash equivalents and restricted cash at beginning of period	639	807

Cash, cash equivalents and restricted cash at end of period—total	777	802
Cash and cash equivalents of discontinued operations	(37)	(58)

Cash, cash equivalents and restricted cash at end of the period – continuing operations	$740	$744

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The Company’s outlook for 2018 adjusted operating income excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent operating income outlook for 2018.

(In millions, except per share amounts)

Q1 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$573	20.2%	$—	$573	20.2%
Merger and restructuring expenses, net	$17	0.6%	$17	$—	—%
Operating income (loss)	$77	2.7%	$(17)	$93	3.3%
Income tax expense (benefit)	$22	0.8%	$(4)	$26	0.9%
Net income (loss) from continuing operations	$33	1.2%	$(13)	$45	1.6%
Earnings (loss) per share (most dilutive)	$0.06		$(0.02)	$0.08

Q1 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$531	19.8%	$4	$527	19.7%
Merger and restructuring expenses, net	$20	0.7%	$20	$—	—%
Operating income (loss)	$124	4.6%	$(24)	$148	5.5%
Income tax expense (benefit)	$47	1.8%	$(10)	$57	2.1%
Net income (loss) from continuing operations	$74	2.8%	$(14)	$88	3.3%
Earnings (loss) per share (most dilutive)	$0.14		$(0.03)	$0.16

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q1 2018	Q1 2017
North American Retail (NAR):
Stores opened	—	—
Stores closed	2	2
Total NAR (U.S.) stores	1,376	1,439
Total NAR square footage (in millions)	31.0	32.4
Average square footage per store (in thousands)	22.5	22.5